UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 19, 2026

Grindr Inc.
(Exact name of registrant as specified in its charter)

Commission file number 001-39714

Delaware	92-1079067
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

PO Box 69176, 750 N. San Vicente Blvd., Suite RE 1400, West Hollywood, California	90069
(Address of Principal Executive Offices)	(Zip Code)

(310) 776-6680
Registrant's telephone number, including area code
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	GRND	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 19, 2026, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Grindr Inc. (the “Company” or “Grindr”) approved certain changes to the compensation of John North, the Company’s Chief Financial Officer. The Compensation Committee, with the assistance of Frederic W. Cook & Co., Inc., its independent compensation consultant, reviewed the compensation arrangements the Company has with Mr. North, and based on its review, the performance of Mr. North since joining the Company on October 1, 2025, and to provide incentives that the Compensation Committee believes are appropriate to retain its executive officers over the long term and incentivize them to maximize stockholder value and achieve the Company’s corporate objectives, the Compensation Committee: (i) approved an increase to Mr. North’s annual base salary from $175,000 to $275,000, effective October 1, 2026, the one year anniversary of his start date; (ii) confirmed that Mr. North’s annual target bonus opportunity for the 2026 fiscal year and each subsequent fiscal year will be equal to 100% of his annual base salary, prorated to reflect any changes in his annual base salary during the applicable fiscal year; and (iii) modified a market condition performance-vesting restricted stock unit (“RSU”) arrangement previously provided to Mr. North that vests upon the achievement of targets related to the Company’s market capitalization, stock price, or trailing twelve-month EBITDA, as described below (“North Modified Market Cap RSU Arrangement”) to modify the dollar value of the RSUs Mr. North will be granted at each performance threshold, but did not modify the performance thresholds or the aggregate dollar value of the shares of Company common stock that Mr. North is eligible to receive if all the performance conditions are satisfied.

As noted above, the Compensation Committee established the North Modified Market Cap RSU Arrangement, which modifies the arrangement previously provided to Mr. North.  As modified:

•
On the first occasion (if any) on or prior to December 31, 2027 that (i) Grindr’s daily average market capitalization over a 90-trading day period (the “Average Grindr Market Cap”) exceeds $5 billion, (ii) the average per-share volume-weighted average price (“average VWAP”) of a share of Grindr’s Common Stock equals or exceeds $26 for 15 consecutive trading days, or (iii) Grindr’s Adjusted EBITDA for the four fiscal quarters preceding and including the most recently completed fiscal quarter of Grindr prior to the determination date (the “TTM EBITDA”) equals or exceeds $275 million (the earliest date on which the first of (i), (ii), or (iii) occurs, the “North First Performance Date”), then Mr. North will be granted a number of RSUs equal to (a) $1,600,000 divided by (b) the average VWAP for the 90 trading days preceding the North First Performance Date, in each case to be fully vested on grant.

•
On the first occasion (if any) on or after July 1, 2027 and on or prior to March 31, 2029 that (i) the Average Grindr Market Cap exceeds $7.5 billion, (ii) the average VWAP equals or exceeds $39 for 15 consecutive trading days, or (iii) TTM EBITDA equals or exceeds $412 million (the earliest date on which the first of (i), (ii), or (iii) occurs, the “North Second Performance Date”), Mr. North will be granted a number of RSUs equal to (i) $7,000,000 divided by (ii) the average VWAP for the 90 trading days preceding the North Second Performance Date, to be fully vested on grant.

•
On the first occasion (if any) on or after July 1, 2027 and on or prior to December 31, 2030 that (i) the Average Grindr Market Cap exceeds $10 billion, (ii) the average VWAP equals or exceeds $52 for 15 consecutive trading days, or (iii) TTM EBITDA equals or exceeds $550 million (the earliest date on which the first of (i), (ii), or (iii) occurs, the “North Third Performance Date”), Mr. North will be granted a number of RSUs equal to (a) $10,500,000 divided by (b) the average VWAP for the 90 trading days preceding the North Third Performance Date, to be fully vested on grant.

In addition, in the event of a Change in Control (as defined in Grindr’s Amended and Restated 2022 Equity Incentive Plan), Mr. North will be granted immediately prior to, and contingent upon, the consummation of a Change in Control and subject to his continuous employment through immediately prior to the consummation of such Change in Control, grants of fully vested RSUs equal to (x) $1.6 million divided by the per-share consideration in the Change in Control if the CIC Price (as defined in that certain Offer Letter, dated September 30, 2025, by and between the Company and John North, as amended on December 1, 2025) exceeds $5 billion and the Change in Control is consummated on or prior to December 31, 2027; (y) $7 million divided by the per-share consideration in the Change in Control if the CIC Price exceeds $7.5 billion and the Change in Control is consummated on or after July 1, 2027 and on or prior to March 31, 2029; and (z) $10.5 million divided by the per-share consideration in the Change in Control if the CIC Price exceeds $10 billion and the Change in Control is consummated on or after July 1, 2027 and on or prior to December 31, 2030, and in each case, for each such threshold that had otherwise not been met prior to the Change in Control.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 25, 2026

GRINDR INC.

By:

/s/ Zachary Katz
Zachary Katz
Chief Legal Officer, General Counsel & Head of Global Affairs